Exhibit 23.5

CONSENT OF QUALIFIED PERSON

Golden Star Resources Ltd.

United States Securities and Exchange Commission

Re: Golden Star Resources Ltd.

Ladies and Gentlemen:

I hereby consent to (i) being named and identified as a “qualified person” and the use of my name in connection with the following documents and reports, which are either referenced in or filed as exhibits with the Annual Report on Form 40-F for the year ended December 31, 2015 (the “Form 40-F”) of Golden Star Resources Ltd. (the “Company”), which is incorporated by reference in the Registration Statement on Form S-8 of the Company, dated June 9, 2016, to which this consent relates: (A) the Company’s Annual Information Form for the year ended December 31, 2015, (B) the Company’s Management’s Discussion and Analysis for the year ended December 31, 2015 and (C) the technical report entitled “43-101 Technical Report on Resources and Reserves Golden Star Resources Ltd., Bogoso Prestea Gold Mine, Ghana” effective date December 31, 2013 and filed on March 14, 2014, and (ii) all other references to the undersigned included or incorporated by reference in the above-referenced Registration Statement and in any prospectuses or amendments or supplements thereto.

Yan Bourassa

Director, Business Development

June 9, 2016